UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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Reata Pharmaceuticals, Inc.

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Reata Pharmaceuticals Employee FAQs

July 28, 2023

General Transaction Information

Q: What has been announced?

On July 28, 2023, we announced we entered into a definitive agreement and plan of merger (the “Merger Agreement”) for Biogen Inc. (“Biogen”) to acquire Reata Pharmaceuticals, Inc. (“Reata Pharmaceuticals,” “Reata,” “we,” “us” or “our”) pending Reata stockholder approval, regulatory approval, and customary closing conditions, for $172.50 per share in cash, reflecting a total equity value of approximately $7.53 billion (the “Merger,” the “transaction” or the “proposed transaction”).

Q: Why is Reata entering into this transaction?

Reata’s Board of Directors believes that this transaction can accelerate Reata’s core mission of developing and commercializing novel therapeutics for patients with serious or life-threatening diseases. Biogen is a leader in rare disease product development and global commercialization, as demonstrated by SPINRAZA and the recent launch of QALSODY, and we believe Biogen has the foundation in place to accelerate the delivery of SKYCLARYS® (omaveloxolone) to patients around the world.

Q: Who is Biogen? Why did they acquire Reata?

Biogen is a leading global biotechnology company that has pioneered multiple breakthrough innovations including a broad portfolio of medicines to treat multiple sclerosis, the first approved treatment for spinal muscular atrophy, and two co-developed treatments to address a defining pathology of Alzheimer’s disease. Biogen is advancing a pipeline of potential novel therapies across neurology, neuropsychiatry, specialized immunology and rare diseases and believes Reata’s pipeline of novel therapeutics for patients with serious or life-threatening diseases with few or no approved therapies, led by SKYCLARYS®, will create significant shareholder value to Biogen, given the complementary nature within its broader portfolio.

Q: How will the proposed transaction benefit Reata’s business?

Biogen’s rare disease and neuromuscular disease expertise along with their commercial footprint present compelling opportunities to further leverage those attributes as we aim to realize the full potential for SKYCLARYS® and accelerate development of our pipeline. Its complementary portfolio and track record of supporting commercial success in this category will be critical through the launch phase in both the U.S. and E.U. markets.

Q: How does this transaction benefit patients we serve?

Biogen shares Reata’s commitment to identify, develop, and commercialize small molecule therapeutics with novel mechanisms of action for the treatment of severe life-threatening diseases. With its clear understanding of the rare disease patient journey and existing commercial infrastructure, we believe Biogen will establish SKYCLARYS® as the standard of care in the treatment of this devastating genetic disease.

Transaction Details and Timelines

Q: What are the terms of the transaction?

Subject to the terms and conditions of the Merger Agreement, shares of Reata’s Class A and Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled, extinguished, and automatically converted into the right to receive $172.50 per share in cash. Each outstanding Reata stock option and restricted stock unit, whether vested or unvested, will be automatically cancelled and converted into the right to receive an amount in cash. The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating Reata to use its reasonable best efforts to conduct its operations according to its ordinary course of business, to cooperate in seeking regulatory approvals and not to engage in certain specified activities without Biogen’s prior consent. Reata will prepare and file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and, subject to certain exceptions, Reata’s board of directors will recommend that the Merger Agreement be adopted by Reata stockholders at a special meeting.

Q: When will the transaction be finalized?

We expect the acquisition will be completed in the fourth quarter of 2023, subject to regulatory and Reata Pharmaceuticals stockholder approval, as well as customary closing conditions. We will publicly announce if this expected timeline changes significantly.

Q: What needs to be completed for the Merger to close?

The Merger is subject to customary closing conditions, including receipt of regulatory approvals and approval by Reata’s stockholders. At a special meeting of stockholders, all Reata employees who are stockholders will be able to vote, along with all other stockholders. Reata’s Board of Directors approved the Merger.

Q: Will the Reata leadership team remain in place?

Yes, the Reata leadership team will remain in place until the transaction closes. Biogen will spend the coming weeks assessing their needs and what assistance they will need from the Reata leadership team going forward. We expect to provide more details on matters such as this as we move through this process.

Q: How will Reata fit into the overall organization of Biogen? When will we know what the new organizational structure will be?

Reata has a highly experienced team with complementary expertise in rare disease. Biogen values the capabilities this team brings to their organization. Between now and the close of the transaction, we will discuss the best working model to support this and facilitate a smooth transition.

Q: How does this transaction affect my day-to-day responsibilities? Do we have to get approval from Biogen on critical decisions before close?

Until the closing of the proposed transaction, Reata will continue to operate as an independent company. Our Merger Agreement contains certain customary operating expectations, that should allow our programs to continue on-track. Please consult with your functional leader or the executive team regarding these expectations. Prior to signing any contracts, committing any funds, committing any material external resources, or hiring further resources, you should first discuss this with your functional leader, HR representative, or the business development team.

Q: How will we operate with Biogen?

Until the transaction closes, we will continue to operate independently, though we will also begin working with Biogen on certain transition planning matters. In the lead up to the close of the transaction, we will discuss the best working model going forward and facilitate a smooth integration of our programs into Biogen.

Q: What are the expectations with regard to interactions between Biogen and Reata employees between now and closing? Should I reach out to, or expect to hear from, my counterpart at Biogen?

Until the closing of the proposed transaction, our two companies will continue to operate independently. Integration teams at Reata and Biogen will be established to determine how we bring our two companies together. Please talk with your functional leader, HR representative, or business development team if a Biogen employee contacts you, if you feel a need to contact a Biogen employee, or if there are any further questions.

Q: What should I do if I am contacted by an external party, such as the media or an investor?

The U.S. Securities and Exchange Commission has very specific communication standards related to a transaction like this, and it is critically important that we follow these guidelines. As a result, if you are contacted by the media, an investor, or other outside party, please forward the inquiry to CorpComms@reatapharma.com.

Q: Who can I contact if I have more questions?

If you have questions, please speak with your functional leader, HR representative, or the business development team. We will continue to provide updates to you throughout the process when we are able to do so.

Research & Commercialization Efforts

Q: How does this affect our interactions with patient advocacy groups, physicians, customers, regulatory agencies, vendors, clinical trial sites, etc.? What type of transition will occur before closing?

Please consult with your functional leader, HR representative, or the business development team regarding who will be the point of contact with our partners regarding the transaction. Until the closing of the proposed transaction, Reata will continue to operate as an independent company. These matters will be addressed as part of any post-closing integration plan; for the time being, you should continue to manage all external relations as usual.

Q: During the integration process, will we continue with planned regulatory interactions?

Yes. Until the closing of the proposed transaction, Reata will continue to operate as an independent company, and will continue working with regulators as usual. You should not discuss the proposed transaction with any external individuals.

Q: What impact will this have on our current clinical trials and programs?

Until the closing of the proposed transaction, Reata will continue to operate as an independent company. This includes continuing our current clinical trials. The Merger Agreement has certain customary operating expectations, that should allow our programs to continue on-track. Please consult with your functional leader or the executive team regarding these expectations. Prior to signing any contracts, committing any funds, or committing any material external resources, you should discuss with your functional leader, HR representative, or the business development team.

Q: How does this affect work on Reata’s pipeline? Will Biogen continue to work on the programs already underway?

Biogen has indicated an intent to advance our Nrf2 platform and RTA 901. For now, and until the proposed transaction closes, our operational plans remain unchanged. After the close, Biogen will pursue the development and regulatory strategies that it determines are in the best interest of the combined company and patients.

Human Resources – Employment and Severance

Q: Will there be any layoffs as a result of this announcement?

No, we don’t expect any organizational changes during this transition period until closing of the transaction. Biogen will need time to fully assess Reata’s organization and capabilities to determine how this aligns with their own organization. We are therefore unable to confirm at this time what roles will be retained or may be impacted. In the event an employee’s role is impacted after closing, current employment agreement and severance plan provisions will be honored, and employees will receive a pro-rated bonus for service in 2023.

Q: What will happen to my Reata equity when the transaction closes?

The vesting of all outstanding unvested options and restricted stock units will be accelerated, and shortly after the closing of the transaction will automatically be paid out in cash, less applicable withholding. If an option exercise price is above the $172.50 acquisition price, those options will be cancelled on the date of the transaction without any payment being made. There will be tax implications associated with the acceleration and payment of options and restricted stock units. We cannot provide tax advice, and suggest consulting a tax/financial advisor about such tax implications.

Q: How does this announcement impact my base compensation, bonus, benefits, or other terms of my employment?

We don’t expect there will be any changes to the terms and conditions of your employment up until the closing. Under the terms of the Merger Agreement, Biogen has agreed to provide each Reata employee who is employed by Reata immediately prior to the closing, but subject to such employee’s continued employment with Reata or Biogen, with a base salary, target bonus opportunity, and severance benefits that are no less favorable than those provided immediately prior to the closing and other benefits substantially comparable in the aggregate to those provided immediately prior to the closing, in each case, through December 31, 2024.

Q: Will my job remain the same?

Until the closing of the proposed transaction, Reata will continue to operate as an independent company, and we currently anticipate the scope of jobs will generally remain the same. In the lead up to the close of the transaction, we will discuss the best working model going forward and facilitate the smooth integration of our programs and team into the Biogen development portfolio.

Q: Am I still an employee of Reata or Biogen?

Until the closing of the proposed transaction, you will continue to be an employee of Reata Pharmaceuticals, Inc. or one of its subsidiaries.

Q: How do the two company cultures fit together?

The combination of Biogen and Reata joins two purpose-led companies with a shared commitment to the power of innovation and transforming the lives of patients. Like us, Biogen has a culture that the company protects with pride and offers its employees something special and unique. Both companies are driven by a set of strong core values – including integrity, collaboration, passion, innovation, and excellence.

Q: Will my manager remain the same?

Yes. Until the closing of the proposed transaction, we intend to keep the same organizational structure and reporting lines.

Q: What will happen to the new office building in Legacy?

The new office building in Plano is included as part of the transaction.

Q: Does Reata intend to offer severance benefits to employees who voluntarily resign?

Employees are only eligible to receive a severance benefit if their position is eliminated while they are employed by Reata.

Q: How should I handle previously scheduled travel, business meetings, etc.?

Until the transaction closes, you should continue to perform your job as you normally would, which includes continuing to keep meetings and travel plans as scheduled, unless you are instructed to do otherwise.

Q: I have approved open headcount. Can I still fill my position?

We are pausing future recruitment until we have had an opportunity to assess our organization and ongoing needs. If there is a critical need, hiring managers should discuss this with their HR representative.

Q: I have a new hire that has accepted an offer but has not yet started with Reata. What do I do?

The job offer for the new hire still stands. Key messages regarding the transaction will be provided to all managers with new hires to support discussions and in answering questions that they will understandably have. If you receive questions you feel unable to answer using the key messages, please direct these to your HR representative.

Q: Will Biogen recognize the years of service I have with Reata?

Yes, Biogen will credit your years of service at Reata to the extent applicable for eligibility, vesting, and entitlement under Biogen benefit plans.

Q: What will happen to my accrued paid time off (PTO)?

Your accrued PTO will be honored and will be paid out in the event you are separated from Reata.

Q: Can I exercise my vested options or sell vested shares before the closing of the transaction?

Yes. You may exercise vested options and sell vested shares if the trading window is open and subject to pre-clearance.

Q: What is the impact of this transaction announcement on the Employee Stock Purchase Plan (ESPP)? What happens to shares I have already purchased? What happens to the money already deducted from my paycheck?

The ESPP will continue, until several days prior to the closing of the proposed transaction, or the next scheduled purchase date (whichever occurs first). At that time, all amounts you have contributed, and continue to contribute, into your ESPP plan account will be used to purchase shares of Reata common stock before closing.

Under the Merger Agreement, you may not increase your current payroll deductions or purchase elections, and no future offering periods will occur under the ESPP unless the transaction is terminated without closing.

Q: How can I get answers to questions that I receive from members of my team?

We have always had an open-door policy at Reata. You should feel comfortable asking your functional leader, HR representative, or the business development team any questions you may have as we go through this process.

IMPORTANT INFORMATION FOR STOCKHOLDERS

Important Information for Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed transaction will be submitted to the stockholders of Reata Pharmaceuticals, Inc. (the “Company”) for their consideration. In connection with the proposed transaction, the Company will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed transaction. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the stockholders of the Company.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed with the SEC by the Company, at the Company’s website, https://www.reatapharma.com/, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by writing to Reata Pharmaceuticals, Inc., 5320 Legacy Drive, Plano, Texas 75024, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2023 annual meeting of stockholders for the Company, which was filed with the SEC on April 28, 2023. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Note Concerning Forward Looking Statements

The information included herein and in any oral statements made in connection herewith contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events and speak only as of the date they are made. Words such as “may,” “might,” “will,” “could,” “should,” “would,” “expect,” “plan,”

“project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “forecast,” “outlook,” “continue,” “currently,” and similar expressions are intended to identify such forward-looking statements. The statements in this communication that are not historical statements are forward-looking statements within the meaning of the federal securities laws. Specific forward-looking statements include, among others, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, costs, and other anticipated financial impacts of the proposed transaction. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of the Company’s stockholders; the timing to consummate the proposed transaction; the conditions to closing of the proposed transaction may not be satisfied or the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated or conditions that the acquiror is not obligated to accept; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; potential business uncertainty, including changes to existing business relationships during the pendency of the proposed transaction that could affect financial performance; legal proceedings; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s web site at https://www.reatapharma.com/or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.